Filed Pursuant to Rule 424(b)(5)
Registration No. 333-260778

AMENDMENT NO. 1 DATED FEBRUARY 18, 2022
to Prospectus Supplement dated November 4, 2021

(To the Prospectus Dated November 4, 2021)

PROSPECTUS SUPPLEMENT

Up to $50,000,000

Common Stock

This Amendment No. 1 to Prospectus Supplement (this “Amendment”) amends our prospectus supplement dated November 4, 2021 (the “Prospectus Supplement”). This Amendment should be read in conjunction with the Prospectus Supplement and the prospectus dated November 4, 2021 (File No. 333-260778) (the “Prospectus”), and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus Supplement or the Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus Supplement and the Prospectus, and any future amendments or supplements thereto.

We have entered into an Open Market Sale AgreementSM, or Sales Agreement, with Jefferies LLC, or Jefferies, relating to common stock offered by the Prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell common stock having an aggregate offering price of up to $50.0 million from time to time through Jefferies, acting as our sales agent.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “GLTO.”

Upon delivery of a placement notice, and subject to our instructions in that notice and the terms and conditions of the Sales Agreement generally, Jefferies may sell common stock by any method permitted by law deemed to be an “at the market offering” as defined by Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act, including (A) in privately negotiated transactions with our prior written consent; (B) as block transactions; or (C) by any other method permitted by law deemed to be an “at the market offering,” including sales made directly on the Nasdaq Global Select Market or sales made into any other existing trading market for our common stock. Jefferies is not required to sell any specific number or dollar amount of securities, but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Jefferies and us, to sell on our behalf all of the common stock requested to be sold by us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

We are filing this Amendment to amend the Prospectus Supplement to update the amount of shares we are eligible to sell under General Instruction I.B.6 of Form S-3 and pursuant to the Sales Agreement. As of December 28, 2021, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was $74,661,516, which was calculated based on 21,641,049 shares of our outstanding common stock held by non-affiliates as of February 16, 2022, and at a price of $3.45 per share, the closing price of our common stock on December 28, 2021. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell shares pursuant to the Prospectus Supplement, as amended by this Amendment, with a value of more than one-third of the aggregate market value of our common stock held by non-affiliates in any

12-month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75,000,000. During the 12 calendar months prior to, and including, the date of this Amendment, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3.

As a result of these limitations and the current public float of our common stock, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $24,887,172 from time to time through Jefferies. If our public float increases such that we may sell additional amounts under the Sales Agreement and the Prospectus, of which the Prospectus Supplement, as amended by this Amendment, is a part, we will file another amendment to the Prospectus Supplement prior to making additional sales.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” beginning on page S-7 of the Prospectus Supplement, page 5 of the accompanying base prospectus and contained in the documents we incorporate by reference in the Prospectus Supplement, as amended by this Amendment, to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this amendment, the prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies

The date of this Amendment No. 1 to Prospectus Supplement is February 18, 2022.